Exhibit 3.1

Delaware	PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “G—III APPAREL GROUP, LTD.”, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF JUNE, A.D.2015, AT 4:20 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

	/s/ Jeffery W. Bullock
	Jeffrey W. Bullock, Secretary of State
2210754 8100	AUTHENTICATION:	2517358

150994441	DATE:	06-30-15

You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware

Secretary of State

Division of Corporations

Delivered 05:36 PM 06/30/2015

FILED 04:20 PM 06/30/2015

SRV 150994441 - 2210754 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

G-III APPAREL GROUP, LTD.

* * * * *

G-III APPAREL GROUP, LTD., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation (the “Board of Directors”) duly adopted a resolution, in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware, proposing and declaring advisable the following amendment to the Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation and directing that such proposed amendment be considered at the Corporation’s annual meeting of stockholders:

RESOLVED, that the Certificate of Incorporation, as previously amended on June 8, 2006 and June 7, 2011, be further amended pursuant to a Certificate of Amendment of Certificate of Incorporation (the “Certificate of Amendment”), such that Paragraph (A) of Article FOURTH of the Certificate of Incorporation be amended to read in its entirety as follows:

FOURTH:   A.   Authorized Capital Stock. The total number of shares of all classes of stock which this Corporation shall have authority to issue is ONE HUNDRED TWENTY-ONE MILLION (121,000,000) shares, consisting of ONE MILLION (1,000,000) shares of Preferred Stock, par value $.01 per share (hereinafter, the “Preferred Stock”), and ONE HUNDRED TWENTY MILLION (120,000,000) shares of Common Stock, par value $.01 per share (hereinafter, the “Common Stock”).

SECOND:   That pursuant to the resolution of the Board of Directors, the proposed amendment to the Certificate of Incorporation was submitted to the stockholders of the Corporation at the annual meeting of the stockholders of the Corporation duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class, as required by statute, voted in favor of the amendment to the Certificate of Incorporation.

THIRD:       That the aforesaid amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of Delaware.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment of Certificate of Incorporation to be signed on behalf of the Corporation, under penalties of perjury, and the facts stated herein are true and correct.

Dated: June 30, 2015

G-III APPAREL GROUP, LTD.

By:	/s/ Morris Goldfarb

Name:	Morris Goldfarb
Title:	Chief Executive Officer and
President